EXHIBIT 10.67

LINE OF GENERAL CREDIT AGREEMENT

Credit receiver (full name):

MFLEX Suzhou Co., Ltd.	(Party A)

Credit giver (full name):

Agricultural Bank of China, Suzhou Wuzhong Sub-branch	(Party B)

On the basis of negotiation and common understanding, the two parties complete the Agreement according to relative laws and regulations of People’s Republic of China.

Article 1	Definition.

“Maximum General Credit Line” refers to credit line given by Party B that Party A can use in agreed business types during certain business period.

Article 2	Contents of Maximum General Credit Line

1.	Maximum General Credit Line provided by Party B to Party A RMB 200 million or equivalent USD.

2.	Maximum general credit should be used in the following business types:

(1)	Loans for RMB and Foreign Currencies

(2)	Acceptance for commercial draft

(3)	Discount for commercial draft

(4)	LC issuance finance

(5)	Import/Export finance

(6)	Bank guarantee letter

(7)	Others

3.	Period on credit line

From July 31, 2010 to July 30, 2013. This period refers only to the occurrence of the credit business under the agreement, due day is beyond the restriction.

4.	The start day, due day, amount, interest rate, commission fee, of single credit business under this Agreement are subject to agreement and credence of such single business.

Article 3	Use of line of credit

1.	In case Party A needs to use the line of credit as specified under this Agreement, it shall file an application with Party B in writing. Party A and Party B shall discuss and decide whether and how to use the line of credit according to business operation and use of financing capital of Party A. The two parties shall enter into individual credit agreements on the basis of Party B’s agreement.

2.	During the term of this Agreement, Party A may apply for cycle use of credit line, and shall handle all types of businesses as agreed in the Agreement, but the total credit balance amount shall not exceed the Maximum General Credit Line.

3.	When credit expires, the unused line of credit will be automatically canceled, and Party A can no longer apply for such line of credit.

Article 4	Adjustment of line of credit

In case of any following conditions occur during the performance of this Agreement, which may negatively influence the rights and benefits of Party B under this Agreement, Party B is entitled with rights to adjust the Maximum General Credit Line, terminate the use of credit line, or cancel the unused credit line:

1.	Significant adverse market change related with Party A, or major national monetary policy adjustment;

2.	Material adverse effect on operating conditions or significant adverse change in financial condition of Party A;

3.	Party A involved in significant litigation or arbitration of a value exceeding USD 1,000,000, or Party A’s material breach of agreements with its lenders including China Construction Bank or Bank of America, N.A.;

4.	During the valid period of the Agreement, Party A expressly or by its conduct, indicates to Party B that it does not fulfill its obligations as agreed in this Agreement or other individual credit agreements;

5.	Significant damage to the business reputation of Party A caused by Party A’s negligence or willful misconduct;

6.	Party A’s officers or directors are suspected of a criminal offense, or property of Party A has been properly seized by a governmental authority; and

7.	Party A fails to perform obligations agreed in this Agreement.

Article 5	Rights and obligations of Party A

1.	Party A is entitled with the right to apply for the use of the Maximum General Credit Line under this Agreement;

2.	Party A is obliged to open a settlement account in business institutions of Party B, to settle with related businesses arising from the use of credit line granted under the Agreement;

3.	Party A will submit its true financial statements (including annual reports and quarter reports) and other related documents to Party B and Party A will accept and coordinate with Party B’s examination (including annually and quarterly) and supervision on its use of the line of credit;

4.	Party A shall comply with arrangement under this Agreement and each individual business agreement under this Agreement;

5.	In case of exchange rate movements, credit balance has been used is over the Maximum General Credit Line granted under the Agreement, Party A shall immediately return the excess amount of proceeds or deposit the corresponding margin with Party B.

6.	Within 5 days after the occurrence of any of the following events, which may negatively influence the rights and benefit of Party B under this Agreement, Party A shall notify Party B in writing:

1)	Change in legal ownership of Party A, Articles of Association modifications and organization structure adjustment.

2)	Suspension of business, withdrawal from business, cancellation of registration, suspension of licence or file for bankruptcy.

3)	Material adverse change to Party A’s financial condition, exceptional hardship of business operation, or occurrence of serious lawsuit, arbitration, of a value exceeding USD 1,000,000.

4)	Alteration of enterprise name, address, or contact information.

7.	In case Party A desires to implement any of the following activities, Party A should ask for Party B’s permission:

1)	Entering into a joint venture,

2)	Becoming a party to a merger & acquisition transaction,

3)	Transferring substantially all of its assets to a third party other than a subsidiary,

4)	Decreasing its registered capital,

5)	Applying for a license to suspend business activities,

6)	Seeking protection under bankruptcy or similar laws, or

7)	Providing a guarantee for a third parties liabilities, or mortgage and pledge to third party by substantially all of its assets, or activities which may significantly affect debt paying ability under this Agreement.

8.	Party A should not enter into any other agreement with third party which will undermine Party B’s interest under this Agreement.

Article 6	Rights and obligations of Party B

1.	Party B should timely accept and examine Party A’s application for credit use.

Party B is entitled with the rights of requiring Party A’s presentation of accounting report, and other documents, data and information, as well as Party A’s business operation, financial activities, resource storage, and usage of credit line, provided that Party B will not influence the normal operation of Party A.

Party B shall ensure that unless Party A gives its prior written consent, no information disclosed by Party A hereunder for the purpose of the Agreement, including but not limited to the accounting reports, finance data and information, business operation, financial activities, resource storage, usage of credit line, information on knowhow and IP rights, and any other information provided by Party A, shall be disclosed to any third party. In addition, Party B undertakes not to use above information disclosed by Party A for any other purpose than the one hereunder, and shall advise each of the persons to whom it provides access to information that such persons are strictly prohibited from making any use, publishing, or otherwise disclosing to others, or permitting others to use, any of the information. The provisions of this paragraph shall apply for the term of the Agreement and for a period of five (5) years after expiration or termination of this Agreement.

2.	Both the principal and interest, and relative charges which are taken back timely or in advance by single business Agreement according to this Agreement, may be deducted from Party A’s account directly.

Article 7	Liabilities for breach of Agreement

In case of Party A is in violation of this Agreement or individual credit agreement, Party B is entitled with the right to adjust the Maximum General Credit Line and stop the use of Party A’s credit line, or cancel credit line which has not been used, and pursue Party A’s responsibility for breaching the individual credit agreement.

Article 8	Warranty

Based on this Agreement and individual agreement, Party A and Party B agree to the following security for the borrowings under the Agreement. The specific information is as below:

Security: Clean

Article 9	Settlement of disputes

In case of disputes during the performance of the Agreement, the two parties could resolve them through mutual consultation, as well as through litigation, and within the jurisdiction of people’s court in Party B’s domicile.

During the period of litigation, clauses not involved in the dispute shall continue to be fulfilled.

Article 10	Miscellaneous

1.	When Party A use the credit line under this Agreement, every individual credit agreement and its corresponding instruments such as certificate, list, application / undertaking are an integral part of this Agreement.

2.	When the Agreement conflicts with individual credit agreements under it in contents, individual credit agreements prevail.

Article 11	Effectiveness

This Agreement shall go into effect from July 31, 2010.

Article 12	Number of copies

This Agreement is made in 2 copies, each copy to be held by the parties hereto respectively with equal legal effect.

Article 13	Declaration

Party B has drawn Party A’s attention to make a full and accurate understanding to the printed terms of this Agreement, and also illustrated the corresponding provisions by the request of Party A. The Parties recognize the meaning of the Agreement.

Party A: MFLEX Suzhou Co., Ltd.	Party B: Agricultural Bank of China, Suzhou Wuzhong Sub-branch
/s/ Lance Jin	/s/ Wang Yi
Lance Jin	Wang Yi
Chairman of Board of Directors	President of Agricultural Bank of China, Suzhou Wuzhong Sub-branch

Sign date: July 31, 2010
Sign place: Suzhou, China